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                                                                     EXHIBIT 3.2

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                            OF REDBACK NETWORKS INC.,
                             A DELAWARE CORPORATION


                The undersigned, Dennis L. Barsema, hereby certifies that:

                ONE: He is the duly elected and acting President of said corporation.

                TWO: The name of the corporation is Redback Networks Inc. and that the corporation was originally incorporated on August 30, 1996 pursuant to the General Corporation Law of the State of Delaware.

               THREE: Pursuant to Section 242 and Section 245 of the General Corporation Law of the State of Delaware, Redback Networks Inc. has adopted this Amended and Restated Certificate of Incorporation, restating, integrating and further amending its Amended and Restated Certificate of Incorporation dated on or about September 11, 1998, as amended on March 24, 1999, which Amended and Restated Certificate of Incorporation has been duly proposed by the directors and adopted by the stockholders of this corporation (by written consent pursuant to Section 228 of said General Corporate Law) in accordance with the provisions of said Section 242 and Section 245.

                FOUR: The Amended and Restated Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                    ARTICLE I

                The name of this corporation is Redback Networks Inc.

                                   ARTICLE II

                The address of the registered office of this corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

                The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

                This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is two hundred and ten million (210,000,000) shares. Two


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hundred million (200,000,000) shares shall be Common Stock, par value $.0001 per share, and ten million (10,000,000) shares shall be Preferred Stock, par value $.0001 per share.

                The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation (the "Restated Certificate"), to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                    ARTICLE V

                Except as otherwise provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

                                   ARTICLE VI

               The number of directors of this corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                   ARTICLE VII

                Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                                  ARTICLE VIII

                Except as otherwise provided in this Restated Certificate, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and no action required to be taken or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken by written consent.

                                   ARTICLE IX

                A director of this corporation shall, to the full extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be liable to this


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corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this
Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                    ARTICLE X

                This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XI

                To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

                Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to, any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

                                      * * *

                FIVE: That thereafter said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law by obtaining the vote of the holders of the majority of the outstanding stock of the corporation in favor of said amendment and restatement in the manner set forth in Section 228 of the General Corporation Law.


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                IN WITNESS WHEREOF, the undersigned has executed this
certificate on ________, 2000.



                                            /s Dennis L. Barsema
                                            ---------------------------------
                                            Dennis L. Barsema, President